Exhibit 4.4

Appendix "B"

The 2001 Stock Option Plan and individual stock option agreements under the 2001 Stock Option Plan were amended by a directors' resolution date September 13, 2005. A Form S-8 concerning this amendment and a similar amendment to the 2004 Stock Option Plan has or will be filed by the Company. All outstanding individual option plans remain validly granted. The outstanding individual stock option plans were amended to read as follows:

Stock Option Agreement

SUN NEW MEDIA INC.

THIS AGREEMENT is entered into as of ____ day of __________________, 2001 (the "Date of Grant")

BETWEEN:

SUN NEW MEDIA INC., (fka SE Global Equities Corp.), a corporation incorporated pursuant to the laws of State of Minnesota, having a business office at Suite 1200, 777 West Broadway, Vancouver, British Columbia, Canada V5Z 4J7;

(the "Company")

AND:

______________________, of __________________________________
________________________________________________________________________________________________________________________

(the "Optionee")

WHEREAS:

  The Board of Directors of the Company (the "Board") has approved and adopted the 2001 Stock Option Plan (the "Plan"), pursuant to which the Board is authorized to grant to employees and other selected persons stock options to purchase common stock, without par value, of the Company (the "Common Stock");
  The Plan provides for the granting of stock options that either (i) are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) do not qualify under Section 422 of the Code ("Non-Qualified Stock Options"); and
  The Board has authorized the grant to Optionee of options to purchase a total of _______________________ shares of Common Stock (the "Options"), which Options are intended to be (select one):

[ ] Incentive Stock Options; or

[ ] Non-Qualified Stock Options;

NOW THEREFORE, the Company agrees to offer to the Optionee the option to purchase, upon the terms and conditions set forth herein and in the Plan, _______________ shares of Common Stock. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

  Exercise Price and Duration. The Options shall be exercisable until 4:00 p.m. (Vancouver time) on that day (the "Expiration Date") that is ________ years following the Date of Grant, at an exercise price of US$______ per share; provided that in accordance with Section 5.1(d) of the Plan:

    the Expiration Date of any Incentive Stock Option granted to a greater than ten percent (> 10%) shareholder of the Company shall not be later than five (5) years from the Date of Grant);
    so long as the Company's Common Stock is traded on a Designated Exchange (as defined in the Plan), all Options granted pursuant to the Plan shall expire not later than five (5) years from the Date of Grant; and
    if the Common Shares are not traded on a Designated Exchange and in the absence of action to the contrary by the Plan Administrator (as defined in the Plan) in connection with the grant of a particular Option, and except in the case of Incentive Stock Options as described above, all Options granted under the Plan shall expire not later than ten (10) years from the Date of Grant.
  Limitation on the Number of Shares. If the Options granted hereby are Incentive Stock Options, the number of shares which may be acquired upon exercise thereof is subject to the limitations set forth in Section 5.1(a) of the Plan.
  Vesting Schedule.
    If the Options granted hereby are Non-Qualified Stock Options, they shall vest as of the Date of Grant.
    If the Options granted hereby are Incentive Stock Options, they shall vest in accordance with Section 5.1(e) of the Plan.
  Options not Transferable. The Options may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. In the event of an Optionee's death, any Option held by the Optionee shall be exercisable only by the person or persons to whom such Optionee's rights under such Option shall pass by the Optionee's will or by the laws of descent and distribution. Upon any attempt to transfer, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by the Plan contrary to the provisions thereof, or upon the sale, levy or attachment or similar process upon the rights and privileges conferred by the Plan, such Option shall thereupon terminate and become null and void.
  Investment Intent. By accepting the Options, the Optionee represents and agrees that none of the shares of Common Stock purchased upon exercise of the Options will be distributed in violation of applicable federal and state laws and regulations. In addition, the Company may require, as a condition of exercising the Options, that the Optionee execute an undertaking, in such a form as the Company shall reasonably specify, that the Stock is being purchased only for investment and without any then-present intention to sell or distribute such shares.
  Termination of Options. Vested Options shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

    Expiration. The Expiration Date.
    Termination for Cause. The date of an Optionee's termination of employment or contractual relationship with the Company or any Related Corporation (as defined in the Plan) for cause (as determined in the sole discretion of the Plan Administrator, acting reasonably).
  Termination of Options Granted in the Optionee's Capacity as a Director. Notwithstanding Section 6, any Options that have vested and which have been granted to the Optionee in the Optionee's capacity as a director of the Company or a Related Corporation shall terminate upon the occurrence of the first of the following events:
    Expiration. The Expiration Date.
    Termination for Cause. The date the Optionee is removed as a director for cause (as determined in the sole discretion of the Plan Administrator, acting reasonably).
  Termination of Unvested Incentive Stock Options. Each unvested Incentive Stock Option granted pursuant hereto shall terminate upon the occurrence of the following events:
    Expiration. The Expiration Date.
    Termination for Cause. The date of an Optionee's is removed as a director or employment or contractual relationship is terminated with the Company or any Related Corporation (as defined in the Plan) for cause (as determined in the sole discretion of the Plan Administrator, acting reasonably).
  Termination of Unvested Incentive Stock Options. Each unvested Incentive Stock Option granted pursuant hereto shall terminate immediately upon termination of the Optionee's employment or contractual relationship with the Company for any reason whatsoever, including death or Disability, unless vesting is accelerated in accordance with Section 5(f) of the Plan.
  Stock. In the case of any stock split, stock dividend or like change in the nature of shares of Stock covered by this Agreement, the number of shares and exercise price shall be proportionately adjusted as set forth in Section 5(m) of the Plan.
  Exercise of Option. Options shall be exercisable, in full or in part, at any time after vesting, until termination; provided, however, that any Optionee who is subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 with respect to the Common Stock shall be precluded from selling or transferring any Common Stock or other security underlying an Option during the six (6) months immediately following the grant of that Option. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration or termination of the Option. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

  Each exercise of the Options shall be by means of delivery of a notice of election to exercise (which may be in the form attached hereto as Exhibit A) to the Chief Financial Officer of the Company at its principal executive office, specifying the number of shares of Common Stock to be purchased and accompanied by payment in cash by certified check or cashier's check in the amount of the full exercise price for the Common Stock to be purchased.

  Holding Period for Incentive Stock Options. In order to obtain the tax treatment provided for Incentive Stock Options by Section 422 of the Code, the shares of Common Stock received upon exercising any Incentive Stock Options received pursuant to this Agreement must be sold, if at all, after a date which is later of two (2) years from the date of this agreement is entered into or one (1) year from the date upon which the Options are exercised. The Optionee agrees to report sales of shares prior to the above determined date to the Company within one (1) business day after such sale is concluded. The Optionee also agrees to pay to the Company, within five (5) business days after such sale is concluded, the amount necessary for the Company to satisfy its withholding requirement required by the Code in the manner specified in Section 5.1(1)(iii) of the Plan. Nothing in this Section is intended as a representation that Common Stock may be sold without registration under state and federal securities laws or an exemption therefrom or that such registration or exemption will be available at any specified time.

  Subject to 2001 Stock Option Plan. The terms of the Options are subject to the provisions of the Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the Plan, as the same may be from time to time amended, shall be governed by the provisions of the Plan, a copy of which has been delivered to the Optionee, and which is available for inspection at the principal offices of the Company.
  Professional Advice. The acceptance of the Options and the sale of Common Stock issued pursuant to the exercise of Options may have consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealings with respect to Options for the Common Stock. Without limiting other matters to be considered, the Optionee should consider whether upon the exercise of Options, the Optionee will file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code.
  No Employment Relationship. Whether or not any Options are to be granted under this Plan shall be exclusively within the discretion of the Plan Administrator, and nothing contained in this Plan shall be construed as giving any person any right to participate under this Plan. The grant of an Option shall in no way constitute any form of agreement or understanding binding on the Company or any Related Corporation, express or implied, that the Company or any Related Corporation will employ or contract with an Optionee for any length of time, nor shall it interfere in any way with the Company's or, where applicable, a Related Corporation's right to terminate Optionee's employment at any time, which right is hereby reserved.
  Entire Agreement. This Agreement is the only agreement between the Optionee and the Company with respect to the Options, and this Agreement and the Plan supersede all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the Options.
  Proper Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.
  Notices. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

  The Company:

  Sun New Media Inc.
  Suite 1200, 777 West Broadway
  Vancouver, British Columbia V5Z 4J7
  Attention: Chief Financial Officer

  With a copy to:

  Clark, Wilson
  Barristers and Solicitors
  Suite 800 - 885 West Georgia Street
  Vancouver, British Columbia V6C 3H1
  Attention: Herbert I. Ono

  The Optionee:

  (fill in name and address)

  Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

  Electronic Means. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the Date of Grant.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the date first above written.

SUN NEW MEDIA INC.
(FKA SE GLOBAL EQUITIES CORP.)

Per:

Authorized Signatory
SIGNED, SEALED and DELIVERED by ______________________ in the presence of: Signature Print Name Address Occupation	(name of Optionee) OPTIONEE

THERE MAY NOT BE PRESENTLY AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS FOR THE ISSUANCE OF SHARES OF STOCK UPON EXERCISE OF THESE OPTIONS. ACCORDINGLY, THESE OPTIONS CANNOT BE EXERCISED UNLESS THESE OPTIONS AND THE SHARES OF STOCK TO BE ISSUED UPON EXERCISE OF THESE OPTIONS ARE REGISTERED OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.

THE SHARES OF STOCK ISSUED PURSUANT TO THE EXERCISE OF OPTIONS WILL BE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT OF 1933 AND WILL BEAR A LEGEND RESTRICTING RESALE UNLESS THEY ARE REGISTERED UNDER STATE AND FEDERAL SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE COMPANY IS NOT OBLIGATED TO REGISTER THE SHARES OF STOCK OR TO MAKE AVAILABLE ANY EXEMPTION FROM REGISTRATION.

EXHIBIT A

Notice of Election to Exercise

To: Fidelity Transfer Company
1800 South West Temple, Suite 301, Salt Lake City, UT, 84115
Attention: Sun New Media Stock Option Plan Registrar and Administration Assistant"

This Notice of Election to Exercise shall constitute proper notice pursuant to Section 5.1(h) of the 2001 Stock Option Plan (the "Plan") of Sun New Media Inc. (fka SE Global Equities Corp.)(the "Company") and Section 10 of that certain Stock Option Agreement (the "Agreement") dated as of the _____ day of __________________________, between the Company and the undersigned.

The undersigned hereby elects to exercise Optionee's option to purchase shares of the common stock of the Company at a price of US$ _______

per share, for aggregate consideration of US$ __________

, on the terms and conditions set forth in the Agreement and the Plan. Such aggregate consideration, in the form specified in Section 10 of the Agreement, accompanies this notice.

The undersigned has executed this Notice this _______day of __________________, _______.

Signature

Name (typed or printed)